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                                                                     EXHIBIT 4.5

                    ALASKA COMMUNICATIONS SYSTEMS GROUP, INC.
                            1999 STOCK INCENTIVE PLAN

ARTICLE I.     PURPOSE; BACKGROUND

      The purpose of this Plan is to give the Company a competitive advantage in attracting, retaining and motivating officers, employees and/or consultants and to provide the Company and its Subsidiaries and Affiliates with a stock plan providing incentives directly linked to the profitability of the Company's businesses and increases in the Company's shareholder value. Effective March 26, 2002, the ALEC Holdings, Inc. 1999 Stock Incentive Plan (the "ALEC Plan") was merged into this Plan. Awards granted under the ALEC Plan will be governed by the provisions of this Merged Plan, which preserves the original terms of the ALEC Plan. After March 26, 2002, no new Awards may be granted under the ALEC Plan, and all new Awards will be granted under the Merged Plan.

ARTICLE II.    DEFINITIONS

      For purposes of the Plan, the following terms are defined as set forth below:


      (1) "Affiliate" means a corporation or other entity controlled by, controlling or under common control with the Company and designated by the Committee from time to time as such.

      (2) "ALEC Plan" has the meaning set forth in Article I.

      (3) "Award" means a Stock Appreciation Right, Stock Option, Restricted Stock, Performance Unit, or other stock-based award.

      (4) "Award Agreement" means a written agreement (including an employment or consulting agreement) setting forth the terms and conditions of an Award.

      (5) "Award Cycle" shall mean a period of consecutive fiscal years or portions thereof designated by the Committee over which Performance Units are to be earned.

      (6) "Board" means the Board of Directors of the Company.

      (7) "Business Combination" has the meaning set forth in Article XI(2)(c).

      (8) "Cause" means, unless otherwise provided by the Committee, (a) "Cause" as defined in any Award Agreement to which the Eligible Individual is a party; or (b) if there is no such Award Agreement or, if it does not define Cause, any of the following on the part of the Eligible Individual: an intentional failure to perform assigned duties; willful misconduct in the course of the Eligible Individual's employment; breach of a fiduciary duty involving personal profit; or acts or omissions of personal dishonesty, any of which results in material loss to the Company or any of its Subsidiaries or Affiliates. The Committee shall, unless otherwise provided in an Award Agreement with the Eligible Individual, have the sole discretion to determine whether "Cause" exists, and its determination shall be final.

      (9) "Change in Control" has the meaning set forth in Article XI
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      (10) "Code" means the Internal Revenue Code of 1986, as amended from time to time, and any successor thereto.

      (11) "Commission" means the Securities and Exchange Commission or any successor agency.

      (12) "Committee" means the Committee referred to in Article III.

      (13) "Common Stock" means the common stock, par value $.01 per share, of the Company.

      (14) "Company" means Alaska Communications Systems Group, Inc., a Delaware corporation, f/k/a ALEC Holdings, Inc., a Delaware corporation.

      (15) "Covered Employee" means an Eligible Individual designated prior to or at the time of the grant of Restricted Stock or Performance Units by the Committee as an individual who is or may be a "covered employee" within the meaning of Section 162(m)(3) of the Code in the year in which Restricted Stock or Performance Units are expected to be taxable to such Eligible Individual.

      (16) "Disability" means, unless otherwise provided by the Committee, the permanent and total inability of an Eligible Individual by reason of mental or physical infirmity, or both, to perform the work customarily assigned to him or her, if a medical doctor selected or approved by the Board, and knowledgeable in the field of such infirmity, advises the Committee either that it is not possible to determine when such Disability will terminate or that it appears probable that such Disability will be permanent during the remainder of said Eligible Individual's lifetime.

      (17) "Effective Date" has the meaning set forth in Article XVI.

      (18) "Eligible Individual" means any officer, employee or consultant of the Company or any of its Subsidiaries or Affiliates, and prospective employees and consultants who have accepted offers of employment or consultancy from the Company or its Subsidiaries or Affiliates, and who are or will be responsible for or contribute to the management, growth or profitability of the business of the Company, or its Subsidiaries or Affiliates. Non-Employee Directors who received an Award under the ALEC Plan are also Eligible Individuals.

      (19) "Exchange Act" means the Securities Exchange Act of 1934, as amended from time to time, and any successor thereto.

      (20) "Fair Market Value" of the Common Stock means, for Awards issued under the Pre-Merger Plan and the Merged Plan, the closing bid price of the Common Stock as reported by the Nasdaq National Market as of any given date or, if there are no reported sales on such date, on the last day prior to such date on which there were sales of the Common Stock on the Nasdaq National Market or, if the Common Stock is not quoted on the Nasdaq National Market, the closing sale price of the Common Stock on any national securities exchange on which the Common Stock is listed on such date. If there is no regular public trading market for such Common Stock, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.


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      (21) "Fair Market Value" of the Common Stock for Awards issued under the
ALEC Plan means, as of any given date, the mean between the highest and lowest reported sales prices of the Common Stock on the New York Stock Exchange, or, if not listed on such exchange, on any other national securities exchange on which the Common Stock is listed, or, if not so listed, on the Nasdaq National Market. If such sales prices are not so available, the Fair Market Value of the Common Stock shall be determined by the Committee in good faith.

      (22) "Fox Paine" has the meaning set forth in Article XI(2)(a).

      (23) "FPC" has the meaning set forth in the Stockholders' Agreement.

      (24) "FPC Affiliate" means an individual or entity directly or indirectly controlled by, controlling, or under common control with FPC.

      (25) "Freestanding Stock Appreciation Right" has the meaning set forth in
Article VII(1).

      (26) "Incumbent Board" has the meaning set forth in Article XI(2)(b).

      (27) "Incentive Stock Option" means any Stock Option designated as, and qualified as, an "incentive stock option" within the meaning of Section 422 of the Code.

      (28) "Merger Date" means March 26, 2002.

      (29) "Merged Plan" means the Plan after the Merger Date.

      (30) "Non-Employee Director" means a member of the Board who qualifies as a Non-Employee Director as defined in Rule 16b-3.

      (31) "Nonqualified Stock Option" means any Stock Option that is not an Incentive Stock Option.

      (32) "Outstanding Company Common Stock" has the meaning set forth in
Article XI(2)(a).

      (33) "Outstanding Company Voting Power" has the meaning set forth in
Article XI(2)(a).

      (34) "Performance Goals" means the performance goals established by the Committee in connection with the grant of Restricted Stock or Performance Units. In the case of Qualified Performance-Based Awards, (a) such goals shall be based on the attainment of specified levels of one or more of the following measures: return on equity, return on assets, operating income, earnings per share, net income and/or achievement of pre-determined, objectively defined strategic performance goals; and (b) such Performance Goals shall be set by the Committee within the time period prescribed by Section 162(m) of the Code and related regulations. Performance Goals may be stated in the alternative or in combination.

      (35) "Performance Units" means an Award granted under Article IX.

      (36) "Person" has the meaning set forth in Article XI(2)(a).


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      (37) "Plan" means the Alaska Communications Systems Group, Inc. 1999 Stock
Incentive Plan, as set forth herein and as hereinafter amended from time to time.

      (38) "Pre-Merger Plan" means the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan prior to the Merger Date.

      (39) "Qualified Performance-Based Award" means an Award of Restricted Stock or Performance Units designated as such by the Committee at the time of grant, based upon a determination that (a) the recipient is a Covered Employee; and (b) the Committee wishes such Award to qualify for the Section 162(m) Exemption.

      (40) "Restricted Stock" means an Award granted under Article VIII.

      (41) "Restriction Period" has the meaning set forth in Article VIII(3)(b).

      (42) "Retirement" means retirement from the employ of the Company or its Subsidiaries or Affiliates at the normal or early retirement date as set forth in any tax-qualified retirement/pension plan of the Company.

      (43) "Rule 13d-3" means Rule 13d-3, as promulgated by the Commission under
Section 13(d) of the Exchange Act, as amended from time to time.

      (44) "Rule 16b-3" means Rule 16b-3, as promulgated by the Commission under
Section 16(b) of the Exchange Act, as amended from time to time.

      (45) "Section 162(m) Exemption" means the exemption from the limitation on deductibility imposed by Section 162(m) of the Code that is set forth in Section 162(m)(4)(C) of the Code.

      (46) "Stock Appreciation Right" means an Award granted under Article VII.

      (47) "Stock Option" means an Award granted under Article VI.

      (48) "Stockholders' Agreement" means that certain Stockholders' Agreement dated as of May 14, 1999, among the Company and certain shareholders of the Company, as amended from time to time.

      (49) "Subsidiary" means any corporation, partnership, joint venture or other entity during any period in which at least a 50% voting or profits interest is owned, directly or indirectly, by the Company or any successor to the Company.

      (50) "Tandem Stock Appreciation Right" has the meaning set forth in
Article VII(1).

      (51) "Termination of Employment" means the termination of an Eligible Individual's employment with, or performance of services for, the Company and any of its Subsidiaries or Affiliates. An Eligible Individual employed by, or performing services for, a Subsidiary or an Affiliate shall also be deemed to incur a Termination of Employment if the Subsidiary or Affiliate ceases to be such a Subsidiary or an Affiliate, as the case may be, and the Eligible Individual does not immediately thereafter become an employee of, or service provider for, the Company or another Subsidiary or Affiliate. Temporary absences from employment because of illness, vacation or leave of absence and transfers among the Company and its Subsidiaries and


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Affiliates shall not be considered Terminations of Employment. For purposes of the Plan, an Eligible Individual's employment shall be deemed to have terminated at the close of business on the day preceding the first date on which he or she is no longer for any reason whatsoever employed by the Company or any of its Subsidiaries or Affiliates.

      (52) "Transferred Shares" has the meaning set forth in Article IV.

ARTICLE III.   ADMINISTRATION

      The Plan shall be administered by the Compensation Committee of the Board or such other committee of the Board as the Board may from time to time designate (the "Committee"), which shall be composed of not less than two directors, and shall be appointed by and serve at the pleasure of the Board.

      The Committee shall have plenary authority to grant Awards pursuant to the terms of the Plan to Eligible Individuals.

      Among other things, the Committee shall have the authority, subject to the terms of the Plan:

      (1) To select the Eligible Individuals to whom Awards may from time to time be granted;

      (2) To determine whether and to what extent Incentive Stock Options, Nonqualified Stock Options, Stock Appreciation Rights, Restricted Stock, Performance Units and other stock-based awards or any combination thereof are to be granted hereunder;

      (3) To determine the number of shares of Common Stock to be covered by each Award granted hereunder;

      (4) To determine the terms and conditions of any Award granted hereunder (including, but not limited to, the option price (subject to Article VI(1)), any vesting condition, restriction or limitation (which may be related to the performance of the Eligible Individual, the Company or any Subsidiary or Affiliate) and any vesting acceleration or forfeiture waiver regarding any Award and the shares of Common Stock relating thereto, based on such factors as the Committee shall determine;

      (5) To modify, amend or adjust the terms and conditions of any Award, at any time or from time to time, including but not limited to Performance Goals; provided however, that the Committee may not (a) subject to the last paragraph of Article IV, reduce the exercise price or cancel and regrant a Stock Option theretofore granted; or (b) adjust upwards the amount payable with respect to a Qualified Performance-Based Award or waive or alter the Performance Goals associated therewith;

      (6) To determine to what extent and under what circumstances Common Stock and other amounts payable with respect to an Award shall be deferred; and

      (7) To determine under what circumstances an Award may be settled in cash or Common Stock under Articles VI(9), VI(10), VII(2), VII(3) and IX(2)(d).

      The Committee shall have the authority to adopt, alter and repeal such administrative rules, guidelines and practices governing the Plan as it shall from time to time deem advisable, to


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interpret the terms and provisions of the Plan and any Award issued under the
Plan (and any agreement relating thereto) and to otherwise supervise the administration of the Plan.

      The Committee may act only by a majority of its members then in office, except that the Committee may, except to the extent prohibited by applicable law or the applicable rules of a stock exchange or automated quotation system, allocate all or any portion of its responsibilities and powers to any one or more of its members and may delegate all or any part of its responsibilities and powers to any person or persons selected by it; provided that, no such delegation may be made that would cause Awards or other transactions under the Plan to cease to be exempt from Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the Section 162(m) Exemption. Any such allocation or delegation may be revoked by the Committee at any time.

      Any determination made by the Committee or pursuant to delegated authority pursuant to the provisions of the Plan with respect to any Award shall be made in the sole discretion of the Committee or such delegate at the time of the grant of the Award or, unless in contravention of any express term of the Plan, at any time thereafter. All decisions made by the Committee or any appropriately delegated officer pursuant to the provisions of the Plan shall be final and binding on all persons, including the Company and all Eligible Individuals.

      Any authority granted to the Committee may also be exercised by the full Board, except to the extent that the grant or exercise of such authority would cause any Award or transaction to become subject to (or lose an exemption under)
Section 16(b) of the Exchange Act or cause an Award designated as a Qualified Performance-Based Award not to qualify for, or to cease to qualify for, the
Section 162(m) Exemption. To the extent that any permitted action taken by the Board conflicts with action taken by the Committee, the Board action shall control.

ARTICLE IV.    COMMON STOCK SUBJECT TO PLAN

      The maximum number of shares of Common Stock that may be delivered to Eligible Individuals and their beneficiaries under the Plan shall be 4,910,486. On the Merger Date, the Company allocated the 2,448,449 shares reserved for options granted under the ALEC Plan to the Merged Plan, the 540,459 shares available under the ALEC Plan to the Merged Plan, and the 421,578 shares issued and outstanding under the ALEC Plan to the Merged Plan (collectively, the "Transferred Shares"). The maximum number of shares available under the Pre-Merger Plan was 1,500,000. The maximum number of shares available for incentive stock options is 1,500,000.

      No Eligible Individual may be granted Stock Options and Freestanding Stock Appreciation Rights covering in excess of 500,000 shares of Common Stock in any calendar year. No Eligible Individual may be granted more than 500,000 shares of Restricted Stock or Performance Units covering in excess of 500,000 shares of Common Stock under this Plan. Shares subject to an Award under the Plan may be authorized and unissued shares or may be treasury shares.

      If any Award granted under the Pre-Merger or the Merged Plan is forfeited or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires or lapses without being exercised, or if any Stock Appreciation Right is exercised for cash, shares of Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan. If any Award granted under the ALEC Plan is forfeited or if any Stock Option (and related Stock Appreciation Right, if any) terminates, expires or lapses without being


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exercised, or if any Stock Appreciation Right is exercised for cash, shares of
Common Stock subject to such Awards shall again be available for distribution in connection with Awards under the Plan.

      In the event of any change in corporate capitalization, such as a stock split or an extraordinary corporate transaction, such as any merger, consolidation, separation, including a spin-off, or other distribution of stock or property of the Company, any reorganization (whether or not such reorganization comes within the definition of such term in Section 368 of the
Code) or any partial or complete liquidation of the Company, the Committee or Board may make such substitution or adjustments to reflect such change or transaction in (a) the aggregate number and kind of shares reserved for issuance under the Plan; (b) the limitation upon Stock Options and Stock Appreciation Rights to be granted to any Eligible Individual, to the extent such adjustment does not cause any Qualified Performance-Based Award to fail to qualify for the
Section 162(m) Exemption; (c) the number, kind and option price of shares or other property subject to outstanding Stock Options, Stock Appreciation Rights and Restricted Stock; (d) the number and kind of shares or other property subject to other outstanding Awards granted under the Plan; and/or (e) such other equitable manner, in each case, as it may determine to be appropriate in its sole discretion; provided, however, that the number of shares subject to any Award shall always be a whole number. Such adjusted option price shall also be used to determine the amount payable by the Company upon the exercise of any Tandem Stock Appreciation Right.

ARTICLE V.     ELIGIBILITY

      Awards may be granted under the Plan to Eligible Individuals. Except for grants made under the ALEC Plan prior to the Merger Date, no grant shall be made under this Plan to a director who is not an officer or a salaried employee of the Company or its Subsidiaries or Affiliates.

ARTICLE VI.    STOCK OPTIONS

      Stock Options may be granted alone or in addition to other Awards granted under the Plan and may be of two types: Incentive Stock Options and Nonqualified Stock Options. Any Stock Option granted under the Plan shall be in such form as the Committee may from time to time approve.

      The Committee shall have the authority to grant any optionee Incentive Stock Options, Nonqualified Stock Options or both types of Stock Options (in each case with or without Stock Appreciation Rights); provided however, that grants hereunder are subject to the aggregate limit on grants to Eligible Individuals set forth in Article IV. Incentive Stock Options may be granted only to employees of the Company and its subsidiaries (within the meaning of Section 424(f) of the Code). Except as provided in Article IV, any Award granted with respect to Transferred Shares must be a Nonqualified Stock Option. To the extent that any Stock Option is not designated as an Incentive Stock Option or even if so designated does not qualify as an Incentive Stock Option on or subsequent to its grant date, it shall constitute a Nonqualified Stock Option.

      Stock Options shall be evidenced by Award Agreements, the terms and provisions of which may differ. The Award Agreement shall indicate on its face whether it is intended to be an agreement for an Incentive Stock Option or a Nonqualified Stock Option. The grant of a Stock Option shall occur on the date the Committee by resolution selects an Eligible Individual to receive a grant of a Stock Option, determines the number of shares of Common Stock to be subject to such Stock Option to be granted to such Eligible Individual and specifies the terms and


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provisions of the Stock Option. The Company shall notify an Eligible Individual of any grant of a Stock Option, and a written Award Agreement shall be duly executed and delivered by the Company to the Eligible Individual. Such Award Agreement shall become effective upon execution by the Company and the Eligible Individual.

      Stock Options granted under the Plan shall be subject to the following terms and conditions and shall contain such additional terms and conditions as the Committee shall deem desirable:

      (1) Option Price. The option price per share of Common Stock purchasable under a Stock Option shall be determined by the Committee and set forth in the Award Agreement, and shall not be less than the Fair Market Value of the Common Stock subject to the Stock Option on the date of grant unless otherwise determined by the Committee at the time of grant.

      (2) Option Term. The term of each Stock Option shall be fixed by the Committee, but no Stock Option shall be exercisable more than 10 years after the date the Stock Option is granted. If the Committee has not fixed the term of a Stock Option granted prior to the Merger Date under the ALEC Plan, such term shall be 10 years.

      (3) Exercisability. Except as otherwise provided herein or as determined by the Committee at the time of grant, each Stock Option shall be exercisable in four equal annual installments, beginning on the first anniversary of the date of grant. The Committee may at any time waive such installment exercise provisions, in whole or in part, based on such factors as the Committee may determine. In addition, the Committee may at any time accelerate the exercisability of any Stock Option.

      (4) Method of Exercise. Subject to the provisions of this Article VI, Stock Options may be exercised, in whole or in part, at any time during the option term by giving written notice of exercise to the Company specifying the number of shares of Common Stock subject to the Stock Option to be purchased.

      Such notice shall be accompanied by payment in full of the purchase price by certified or bank check or such other instrument as the Company may accept. If approved by the Committee, payment, in full or in part, may also be made in the form of unrestricted Common Stock (by delivery of such shares or by attestation) already owned by the optionee of the same class as the Common Stock subject to the Stock Option (based on the Fair Market Value of the Common Stock on the date the Stock Option is exercised); provided however, that, in the case of an Incentive Stock Option, the right to make a payment in the form of already owned shares of Common Stock of the same class as the Common Stock subject to the Stock Option may be authorized only at the time the Stock Option is granted; and provided further, that under the Pre-Merger Plan or the Merged Plan such already owned shares must have been held by the optionee for at least six months at the time of exercise or must have been purchased on the open market.

      If approved by the Committee, payment in full or in part may also be made by delivering a properly executed exercise notice to the Company, together with a copy of irrevocable instructions to a broker to deliver promptly to the Company the amount of sale or loan proceeds necessary to pay the purchase price, and, if requested, reduced by the amount of any federal, state, local or foreign withholding taxes. To facilitate the foregoing, the Company may enter into agreements for coordinated procedures with one or more brokerage firms.


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      In addition, if approved by the Committee, payment in full or in part may also be made by instructing the Committee to withhold a number of such shares having a Fair Market Value on the date of exercise equal to the aggregate exercise price of such Stock Option.

      No shares of Common Stock shall be issued until full payment therefor has been made. Except as otherwise provided in the Stockholders' Agreement, the applicable Award Agreement or Article VI(10), an optionee shall have all of the rights of a shareholder of the Company holding the Common Stock that is subject to such Stock Option (including, if applicable, the right to vote the shares and the right to receive dividends and distributions), when the optionee has given written notice of exercise, has paid in full for such shares and, if applicable, has given the representations described in Article XV(2).

      (5) Nontransferability of Stock Options. No Stock Option shall be transferable by the optionee other than (a) by will or by the laws of descent and distribution; or (b) in the case of a Nonqualified Stock Option, as otherwise expressly permitted by the Committee including, if so permitted, pursuant to a transfer to such optionee's immediate family, whether directly or indirectly or by means of a trust or partnership or otherwise. For purposes of the Plan, unless otherwise determined by the Committee, "immediate family" shall mean, except as otherwise defined by the Committee, any child, sibling, stepchild, grandchild, parent, stepparent, grandparent, spouse, former spouse, niece, nephew, mother-in-law, father-in-law, son-in-law, daughter-in-law, sister-in-law or brother-in-law, including adoptive relationships, of the optionee. All Stock Options shall be exercisable, subject to the terms of the Plan, only by the optionee, the guardian or legal representative of the optionee, or any person to whom such option is transferred pursuant to this paragraph, it being understood that the terms "holder" and "optionee" include such guardian, legal representative and other transferee.

      (6) Termination by Death. Unless otherwise determined by the Committee or as set forth in an Award Agreement, if an optionee incurs a Termination of Employment by reason of death, any Stock Option held by such optionee may thereafter be exercised, to the extent then exercisable, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter.

      (7) Termination by Reason of Disability or Retirement. Unless otherwise determined by the Committee or as set forth in an Award Agreement, if an optionee incurs a Termination of Employment by reason of Disability or Retirement, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, or on such accelerated basis as the Committee may determine, for a period of one year (or such other period as the Committee may specify in the option agreement) from the date of such Termination of Employment or until the expiration of the stated term of such Stock Option, whichever period is shorter; provided however, that if the optionee dies within such period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. If an Incentive Stock Option is exercised after the expiration of the exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

      (8) Other Termination. Unless otherwise determined by the Committee or as set forth in an Award Agreement: (a) if an optionee who receives an Award under the Pre-Merger


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Plan or the Merged Plan incurs a Termination of Employment for Cause, all Stock
Options held by such optionee shall thereupon terminate; and (b) if an optionee incurs a Termination of Employment (i) for any reason other than death, Disability or Retirement under the ALEC Plan, or (ii) for any reason other than death, Disability, Retirement or for Cause under the Pre-Merger Plan or the Merged Plan, any Stock Option held by such optionee, to the extent it was then exercisable at the time of termination, or on such accelerated basis as the Committee may determine, may be exercised for the lesser of three months from the date of such Termination of Employment or the balance of such Stock Option's term; provided however, that if the optionee dies within such three-month period, any unexercised Stock Option held by such optionee shall, notwithstanding the expiration of such three-month period, continue to be exercisable to the extent to which it was exercisable at the time of death for a period of 12 months from the date of such death or until the expiration of the stated term of such Stock Option, whichever period is shorter. Notwithstanding any other provision of this Plan to the contrary, in the event an optionee who receives an Award under the Pre-Merger Plan or the Merged Plan incurs a Termination of Employment other than for Cause during the 24-month period following a Change in Control, any Stock Option held by such optionee may thereafter be exercised by the optionee, to the extent it was exercisable at the time of termination, including on such accelerated basis as provided in Article XI, for (c) the longer of (i) one year from such date of termination; or (ii) such other period as may be provided in the Plan for such Termination of Employment or as the Committee may provide in the option agreement; or (d) until expiration of the stated term of such Stock Option, whichever period is shorter. If an Incentive Stock Option is exercised after the expiration of the post-termination exercise periods that apply for purposes of Section 422 of the Code, such Stock Option will thereafter be treated as a Nonqualified Stock Option.

      (9) Cashing Out of Stock Option. On receipt of written notice of exercise, the Committee may elect to cash out all or part of the portion of the shares of Common Stock for which a Stock Option is being exercised by paying the optionee an amount, in cash or Common Stock, equal to the excess of the Fair Market Value of the Common Stock over the option price times the number of shares of Common Stock for which the Option is being exercised on the effective date of such cash-out.

      (10) Deferral of Option Shares. The Committee may from time to time establish procedures pursuant to which an optionee under the Pre-Merger Plan or the Merged Plan may elect to defer, until a time or times later than the exercise of an Option, receipt of all or a portion of the shares of Common Stock subject to such Option and/or to receive cash at such later time or times in lieu of such deferred shares, all on such terms and conditions as the Committee shall determine. If any such deferrals are permitted, then notwithstanding
Article VI(4) above, an optionee who elects such deferral shall not have any rights as a shareholder with respect to such deferred shares unless and until shares are actually delivered to the optionee with respect thereto, except to the extent otherwise determined by the Committee.

ARTICLE VII.   STOCK APPRECIATION RIGHTS

      (1) Type of Stock Appreciation Right. Stock Appreciation Rights may be granted without relationship to a Stock Option (each, a "Freestanding Stock Appreciation Right") or in conjunction with all or part of any Stock Option granted under the Plan (each, a "Tandem Stock Appreciation Right").

      (2) Terms of Freestanding Stock Appreciation Rights. Freestanding Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee, including the following:

            (a) a Freestanding Stock Appreciation Right shall be exercisable as determined by the Committee, but in no event after 10 years from the date of grant;

            (b) the base price of a Freestanding Stock Appreciation Right shall be the Fair Market Value of a share of Common Stock on the date of grant. A Freestanding Stock Appreciation Right shall entitle the holder, upon exercise of such right, to an amount in cash, shares of Common Stock or both (as determined by the Committee), with a value equal to the product of (i) the excess of the Fair Market Value of a share of Common Stock on the date of exercise of the Stock Appreciation Right over the base price of the Stock Appreciation Right; and (ii) the number of shares of Common Stock as to which such Stock Appreciation Right shall have been exercised with the Committee having the right to determine the form of payment;

            (c) a Freestanding Stock Appreciation Right shall be exercised by giving written notice of exercise to the Company or its designated agent specifying the number of shares of Common Stock as to which such Stock Appreciation Right is being exercised; and

            (d) a Freestanding Stock Appreciation Right shall not be transferable other than by will or laws of descent and distribution.

      (3) Terms of Tandem Stock Appreciation Rights. Tandem Stock Appreciation Rights shall be subject to such terms and conditions as shall be determined by the Committee. Such terms and conditions shall include the following:

            (a) in the case of a Nonqualified Stock Option, Tandem Stock Appreciation Rights may be granted either at or after the time of grant of such Stock Option. In the case of an Incentive Stock Option, Tandem Stock Appreciation Rights may be granted only at the time of grant of such Stock Option;

            (b) Tandem Stock Appreciation Rights granted under the ALEC Plan shall be set forth in the Award Agreement for the related Stock Option or an amendment thereto;

            (c) a Tandem Stock Appreciation Right shall terminate and no longer be exercisable upon the termination or exercise of the related Stock Option. Tandem Stock Appreciation Rights shall be exercisable only at such time or times and to the extent that the Stock Options to which they relate are exercisable in accordance with the provisions of Article VI and this Article VII;

            (d) upon the exercise of a Tandem Stock Appreciation Right, an optionee shall be entitled to receive an amount in cash, shares of Common Stock or both, in value equal to the excess of the Fair Market Value of one share of Common Stock over the option price per share specified in the related Stock Option multiplied by the number of shares in respect of which the Stock Appreciation Right shall have been exercised, with the Committee having the right to determine the form of payment;

            (e) a Tandem Stock Appreciation Right may be exercised by an optionee in accordance with this Article VII(3) by surrendering the applicable portion of the related Stock Option in accordance with procedures established by the Committee, and upon such exercise and surrender, the optionee shall be entitled to receive an amount determined in the manner prescribed in this Article VII(3). Stock Options which have been so surrendered shall no longer be exercisable to the extent the related Tandem Stock Appreciation Rights have been exercised;

            (f) upon the exercise of a Tandem Stock Appreciation Right, the Stock Option or part thereof to which such Tandem Stock Appreciation Right is related shall be deemed to have been exercised for the purpose of the limitation set forth in Article IV on the number of shares of Common Stock to be issued under the Plan, but only to the extent that the number of shares covered by the Tandem Stock Appreciation Right at the time of exercise is based on the value of the Tandem Stock Appreciation Right at such time; and

            (g) Tandem Stock Appreciation Rights shall be transferable only to permitted transferees of the underlying Stock Option in accordance with Article VI(5).

ARTICLE VIII.  RESTRICTED STOCK

      (1) Administration. Shares of Restricted Stock may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which grants of Restricted Stock will be awarded, the number of shares to be awarded to any Eligible Individual, the conditions for vesting, the time or times within which such Awards may be subject to forfeiture and any other terms and conditions of the Awards in addition to those contained in Article VIII(3). Awards of Restricted Stock under the ALEC Plan shall indicate whether the Company and its Affiliates have the right to purchase shares of the Restricted Stock.

      (2) Awards and Certificates. Shares of Restricted Stock shall be evidenced in such manner as the Committee may deem appropriate, including book-entry registration or issuance of one or more stock certificates. Any certificate issued in respect of shares of Restricted Stock shall be registered in the name of such Eligible Individual and shall bear an appropriate legend referring to the terms, conditions and restrictions applicable to such Award, substantially in the following form:

            The transferability of this certificate and the shares of stock represented hereby are subject to the terms and conditions (including forfeiture) of the Alaska Communications Systems Group, Inc. 1999 Stock Incentive Plan and an Award Agreement. Copies of such Plan and Award Agreement are on file at the offices of Alaska Communications Systems Group, Inc., 600 Telephone Avenue, Anchorage, Alaska 99503.

      The Committee may require that the certificates evidencing such shares be held in custody by the Company until the restrictions thereon shall have lapsed and that, as a condition of any Award of Restricted Stock, the Eligible Individual shall have delivered a stock power, endorsed in blank, relating to the Common Stock covered by such Award.

      (3) Terms and Conditions. Shares of Restricted Stock shall be subject to the following terms and conditions:

            (a) the Committee may, prior to or at the time of grant, designate an Award of Restricted Stock as a Qualified Performance-Based Award, in which event it shall condition the grant or vesting, as applicable, of such Restricted Stock upon the attainment of Performance Goals. If the Committee does not designate an Award of Restricted Stock as a Qualified

Performance-Based Award, it may also condition the grant or vesting thereof upon the attainment of Performance Goals. Regardless of whether an Award of Restricted Stock is a Qualified Performance-Based Award, the Committee may also condition the grant or vesting thereof upon the continued service of the Eligible Individual. The conditions for grant or vesting and the other provisions of Restricted Stock Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. The Committee may at any time, in its sole discretion, accelerate or waive, in whole or in part, any of the foregoing restrictions; provided however, that (except as otherwise provided in Article VIII(3)(d) or XI(1)(b)) in the case of Restricted Stock that is a Qualified Performance-Based Award, the applicable Performance Goals have been satisfied;

            (b) subject to the provisions of the Plan and the Award Agreement referred to in Article VIII(3)(f), during the period, if any, set by the Committee, commencing with the date of such Award for which such Eligible Individual's continued service is required (the "Restriction Period"), and until the later of (i) the expiration of the Restriction Period; and (ii) the date the applicable Performance Goals (if any) are satisfied, the Eligible Individual shall not be permitted to sell, assign, transfer, pledge or otherwise encumber shares of Restricted Stock;

            (c) except as provided in this paragraph (c) and Articles VIII(3)(a) and VIII(3)(b) and in the Award Agreement and except as otherwise determined by the Committee, the Eligible Individual shall have, with respect to the shares of Restricted Stock, all of the rights of a shareholder of the Company holding the class or series of Common Stock that is the subject of the Restricted Stock, including, if applicable, the right to vote the shares and the right to receive any cash dividends or distributions. If so determined by the Committee in the applicable Award Agreement and subject to Articles IV and VIII(3)(h) of the Plan, (i) cash dividends or distributions of property other than Common Stock with respect to the class or series of Common Stock that is the subject of the Restricted Stock Award shall be automatically deferred and reinvested in additional Restricted Stock, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals or other conditions applicable only to dividends or distributions; and (ii) for Awards of Restricted Stock granted under the Pre-Merger Plan or the Merged Plan, dividends payable in Common Stock shall be paid in the form of Restricted Stock of the same class as the Common Stock with which such dividend was paid, held subject to the vesting of the underlying Restricted Stock, or held subject to meeting Performance Goals applicable only to dividends;

            (d) except to the extent otherwise provided in the applicable Award Agreement or Articles VIII(3)(a), VIII(3)(b), VIII(3)(e) or XI(1)(b), upon an Eligible Individual's Termination of Employment for any reason during the Restriction Period or before the applicable Performance Goals are satisfied, all shares still subject to restriction shall be forfeited by the Eligible Individual; provided however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining restrictions (other than, in the case of Restricted Stock which is a Qualified Performance-Based Award, satisfaction of the applicable Performance Goals unless the Eligible Individual's employment is terminated by reason of death or Disability) with respect to any or all of such Eligible Individual's shares of Restricted Stock;

            (e) if and when any applicable Performance Goals are satisfied and the Restriction Period expires without a prior forfeiture of the Restricted Stock, unlegended certificates for such shares shall be delivered to the Eligible Individual upon surrender of the legended certificates;

            (f) each Award shall be confirmed by, and be subject to, the terms of an Award Agreement;

            (g) each Award granted under the ALEC Plan shall be subject to the terms of the Stockholders' Agreement; and

            (h) reinvestment of dividends in additional Restricted Stock at the time of any dividend payment shall only be permissible with respect to Awards granted under the Pre-Merger Plan and the Merged Plan if sufficient shares of Common Stock are available under Article IV for such reinvestment (taking into account then outstanding Awards).

ARTICLE IX.    PERFORMANCE UNITS

      (1) Administration. Performance Units may be awarded either alone or in addition to other Awards granted under the Plan. The Committee shall determine the Eligible Individuals to whom and the time or times at which Performance Units shall be awarded, the number of Performance Units to be awarded to any Eligible Individual, the duration of the Award Cycle and any other terms and conditions of the Award, in addition to those contained in Article IX(2).

      (2) Terms and Conditions. Performance Units shall be subject to the following terms and conditions:

            (a) the Committee may, prior to or at the time of the grant, designate Performance Units as Qualified Performance-Based Awards, in which event it shall condition the settlement thereof upon the attainment of Performance Goals, except as otherwise provided in Articles IX(2)(b) or XI(1)(c). If the Committee does not designate Performance Units as Qualified Performance-Based Awards, it may also condition the settlement thereof upon the attainment of Performance Goals. Regardless of whether Performance Units are Qualified Performance-Based Awards, the Committee may also condition the settlement thereof upon the continued service of the Eligible Individual. The provisions of such Awards (including without limitation any applicable Performance Goals) need not be the same with respect to each recipient. Subject to the provisions of the Plan and the Award Agreement referred to in Article IX(2)(e), Performance Units may not be sold, assigned, transferred, pledged or otherwise encumbered during the Award Cycle;

            (b) except to the extent otherwise provided in the applicable Award Agreement or Articles IX(2)(c) or XI(1)(c), upon an Eligible Individual's Termination of Employment for any reason during the Award Cycle or before any applicable Performance Goals are satisfied, all rights to receive cash or stock in settlement of the Performance Units shall be forfeited by the Eligible Individual; provided however, that the Committee shall have the discretion to waive, in whole or in part, any or all remaining payment limitations (other than, in the case of Performance Units that are Qualified Performance-Based Awards, satisfaction of the applicable Performance Goals unless the Eligible Individual's employment is terminated by reason of death or Disability) with respect to any or all of such Eligible Individual's Performance Units;

            (c) an Eligible Individual may elect to further defer receipt of cash or shares in settlement of Performance Units for a specified period or until a specified event, subject in each case to the Committee's approval and to such terms as are determined by the Committee. Subject to any exceptions adopted by the Committee, such election must generally be made prior to commencement of the Award Cycle for the Performance Units in question;

            (d) at the expiration of the Award Cycle, the Committee shall evaluate and certify the Company's performance in light of any Performance Goals for such Award, and shall determine the number of Performance Units granted to the Eligible Individual which have been earned, and the Committee shall then cause to be delivered (i) a number of shares of Common Stock equal to the number of Performance Units determined by the Committee to have been earned; or (ii) cash equal to the Fair Market Value of such number of shares of Common Stock to the Eligible Individual, as the Committee shall elect (subject to any deferral pursuant to Article IX(2)(c)); and

            (e) each Award shall be confirmed by, and be subject to, the terms of an Award Agreement.

ARTICLE X.     OTHER STOCK-BASED AWARDS

      Other Awards of Common Stock and other Awards that are valued in whole or in part by reference to, or are otherwise based upon, Common Stock, including (without limitation) dividend equivalents and convertible debentures, may be granted either alone or in conjunction with other Awards granted under the Plan. In the event that an Award is granted under this Article X to an Eligible Individual who is an officer, the Award shall be granted in lieu of additional cash compensation to the officer for services.

ARTICLE XI.    CHANGE IN CONTROL PROVISIONS

      (1) Impact of Event. Notwithstanding any other provision of the Plan to the contrary, except as otherwise provided in the applicable Award Agreement or the Stockholders' Agreement, in the event of a Change in Control:

            (a) any Stock Options and Stock Appreciation Rights outstanding as of the date such Change in Control is determined to have occurred, and which are not then exercisable and vested, shall become fully exercisable and vested to the full extent of the original grant;

            (b) the restrictions and deferral limitations applicable to any Restricted Stock (and any applicable dividends or distributions in respect of Restricted Stock) shall lapse, and such Restricted Stock (and any applicable dividends or distributions in respect of Restricted Stock) shall become free of all restrictions and become fully vested and transferable to the full extent of the original grant;

            (c) all Performance Units shall be considered to be earned and payable in full, and any deferral or other restriction shall lapse and such Performance Units shall be settled in cash as promptly as is practicable; provided that, if such cash settlement would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 (that but for the nature of such payment would otherwise be eligible for such accounting treatment), the Committee shall have the ability to substitute Common Stock with a Fair Market Value (as of the effective date of the Change in Control) equal to the cash that would otherwise be payable hereunder for such cash settlement or, if necessary to preserve such accounting treatment, otherwise modify or eliminate such right; and

            (d) the Committee may also make additional adjustments and/or settlements (including without limitation cash settlements) of outstanding Awards granted under the Pre-Merger Plan and the Merged Plan as it deems appropriate and consistent with the Plan's purposes and shall, with respect to any right granted under this Plan that would make a Change in Control transaction ineligible for pooling-of-interests accounting under APB No. 16 (that but for the nature of such grant would otherwise be eligible for such accounting treatment), equitably adjust such Award or, if necessary to preserve such accounting treatment, otherwise modify or eliminate such right (as determined by the Committee in its sole discretion).

      (2) Definition of Change in Control for the Pre-Merger Plan and the Merged Plan. For purposes of the Pre-Merger Plan and the Merged Plan, a "Change in Control" shall mean the happening of any of the following events:

            (a) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) (a "Person") of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of both (i) 30% or more of either (A) the then outstanding shares of common stock of the Company (the "Outstanding Company Common Stock"); or (B) the combined voting power of the then outstanding voting securities of the Company entitled to vote generally in the election of directors (the "Outstanding Company Voting Power"); and (ii) more than both the Outstanding Company Common Stock and the Outstanding Company Voting Power owned or controlled directly or indirectly by Fox Paine Capital, LLC and/or its controlled affiliates (collectively, "Fox Paine"); provided however, that for purposes of this subsection (a), the following acquisitions shall not constitute a Change in Control: (aa) any acquisition directly from the Company; (bb) any acquisition by the Company; (cc) any acquisition by any employee benefit plan (or related trust) sponsored or maintained by the Company or any corporation controlled by the Company; or (dd) any acquisition by any corporation pursuant to a transaction which complies with clauses (i), (ii) and (iii) of subsection
(c) of this Section XI(2); or

            (b) individuals who, as of the effective date of the Plan, constitute the Board (the "Incumbent Board") cease for any reason not to constitute at least a majority of the Board; provided however, that any individual becoming a director subsequent to the effective date of the Plan whose election, or nomination for election by the Company's shareholders, was approved by Fox Paine at a time when such entity controlled at least a majority of the Outstanding Company Voting Power or by a vote of at least a majority of the directors then comprising the Incumbent Board shall be considered as though such individual were a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest with respect to the election or removal of directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board; or

            (c) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of the Company (a "Business Combination"), in each case, unless, following such Business Combination: (i) all or substantially all of the individuals and entities who were the beneficial owners, respectively, of the Outstanding Company Common Stock and Outstanding Company Voting Power immediately prior to such Business Combination beneficially own, directly or indirectly, more than 50% of, respectively, the then outstanding shares of common stock and the combined voting power of the then outstanding voting securities entitled to vote generally in the election of directors, as the case may be, of the corporation resulting from such Business Combination (including, without limitation, a corporation which as a result of such transaction owns the Company or all or substantially all of the Company's assets either directly or through one or more subsidiaries); (ii) in the event that Fox Paine does not own or control at least 50% of the Outstanding Company Voting Power upon the consummation of the Business Combination, no

Person (excluding any employee benefit plan (or related trust) of the Company or such corporation resulting from such Business Combination) beneficially owns, directly or indirectly, 30% or more of, respectively, the then outstanding shares of common stock of the corporation resulting from such Business Combination or the combined voting power of the then outstanding voting securities of such corporation (and such amount exceeds the amount owned or controlled by Fox Paine) except to the extent that such person had such ownership of the Outstanding Company Common Stock or Outstanding Company Voting Power immediately prior to the Business Combination; and (iii) at least a majority of the members of the board of directors of the corporation resulting from such Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement, or of the action of the Board, providing for such Business Combination; or

            (d) approval by the shareholders of the Company of a complete liquidation or dissolution of the Company

      (3) Definition of Change in Control for Awards issued under the ALEC Plan. For purposes of Awards issued under the ALEC Plan, a "Change in Control" shall mean the happening of any of the following events:

            (a) the acquisition by any person or group (as that term is defined within the meaning of Section 13(d)(3) or 14(d)(2) of the Exchange Act) other than FPC (as defined in the Stockholders' Agreement) or any FPC Affiliate of beneficial ownership of a majority of the outstanding voting stock of the Company;

            (b) any sale, lease, exchange or other transfer in one transaction or a series of selected transactions, other than an entity that is majority controlled by FPC or any FPC Affiliate, of all substantially all of the assets of the Company and its operating subsidiaries; or

            (c) any plan for the liquidation or dissolution of the Company.

ARTICLE XII.   TERM, AMENDMENT AND TERMINATION

      The Plan will terminate on the tenth anniversary of the Effective Date of the Plan as set forth in Article XVI. Awards issued under the ALEC Plan, the Pre-Merger or the Merged Plan outstanding under the Plan as of such date shall not be affected or impaired by the termination of the Plan.

      The Board may amend, alter, or discontinue the Plan, but no amendment, alteration or discontinuation shall be made which would impair the rights of an optionee under an Award theretofore granted without the optionee's or recipient's consent. Awards issued under the Pre-Merger Plan or the Merged Plan may be amended to comply with applicable law, stock exchange rules or accounting rules without the holder's consent. No such amendment shall be made without the approval of the Company's shareholders to the extent such approval is required by applicable law or stock exchange rules; provided however, that shareholder approval shall be required for any amendment which (1) increases the maximum number of shares for which Stock Options may be granted under the Plan (subject, however, to the provisions of Article IV hereof); (2) reduces the exercise price at which Awards may be granted (subject, however, to the provisions of Article IV hereof); (3) extends the period during which Stock Options may be granted or exercised beyond the times originally prescribed; (4) changes the persons eligible to participate in the Plan; or (5) materially increases the benefits accruing to Eligible Individuals under the Plan.

      Subject to the repricing restrictions in Article III(5)(a), the Committee may amend the terms of any Award theretofore granted, prospectively or retroactively, but no such amendment shall be permitted that would cause an Award that is, or is intended to be, a Qualified Performance-Based Award to fail or cease to qualify for the Section 162(m) Exemption, nor shall any such amendment impair the rights of any holder without the holder's consent. Awards issued under the Pre-Merger Plan or the Merged Plan may be amended to cause the Plan or Award to comply with applicable law, stock exchange or automated quotation system rules or accounting rules without the holder's consent.

      Subject to the above provisions, the Board shall have the authority to amend the Plan to take into account changes in law and in tax and accounting rules as well as other developments, and to grant Awards which qualify for beneficial treatment under such rules without shareholder approval.

ARTICLE XIII.  CASH PAYMENTS

      The Committee may grant to an Eligible Individual the right to receive a cash payment in an amount specified by the Committee, to be paid at such time or times (if ever) as an Award granted under the ALEC Plan results in compensation income to the Eligible Individual, for the purpose of assisting the Eligible Individual to pay the resulting taxes, all as determined by the Committee, and on such other terms and conditions as the Committee shall determine.

ARTICLE XIV.   UNFUNDED STATUS OF PLAN

      It is presently intended that the Plan constitute an "unfunded" plan for incentive and deferred compensation. The Committee may authorize the creation of trusts or other arrangements to meet the obligations created under the Plan to deliver Common Stock or make payments; provided however, that unless the Committee otherwise determines, the existence of such trusts or other arrangements is consistent with the "unfunded" status of the Plan.

ARTICLE XV.    GENERAL PROVISIONS

      (1) Stockholders' Agreement. Notwithstanding anything in this Plan to the contrary, with respect to Awards granted under the ALEC Plan, unless the Committee determines otherwise, it was a condition to receiving any Award and is a condition to transferring any Stock Option in accordance with Article VI(5), or any other transfer permitted under the terms of an Award Agreement or otherwise, that an Eligible Individual (or transferee in the case of such transfer) shall become a party to the Stockholders' Agreement and such Eligible Individual shall become a "Management Investor" thereunder (or such transferee shall become a "Permitted Transferee" of a "Management Investor" thereunder).

      (2) Representations. The Committee may require each person purchasing or receiving shares pursuant to an Award to represent to and agree with the Company in writing that such person is acquiring the shares without a view to the distribution thereof and may require any Eligible Individual who has received an Award under the ALEC Plan to make any other representations and warranties that the Committee deems appropriate. The certificates for such shares may include any legend which the Committee deems necessary or appropriate to reflect any restrictions on transfer.

      (3) Conditions (Pre-Merger Plan and Merged Plan). Notwithstanding any other provision of the Plan or agreements made pursuant thereto, the Company shall not be required to issue or deliver any certificate or certificates for shares of Common Stock under the Pre-Merger Plan or the Merged Plan prior to fulfillment of all of the following conditions:

            (a) quotation or approval for quotation upon notice of issuance of such shares on the Nasdaq National Market, or listing on such other securities exchange as may at the time be the principal market for the Common Stock;

            (b) any registration or other qualification of such shares of the Company under any state or federal law or regulation, or the maintaining in effect of any such registration or other qualification which the Committee shall, in its absolute discretion upon the advice of counsel, deem necessary or advisable; and

            (c) obtaining any other consent, approval, or permit from any state or federal governmental agency which the Committee shall, in its absolute discretion after receiving the advice of counsel, determine to be necessary or advisable.

      (4) Conditions (ALEC Plan). If any law or any regulation of any commission or agency having jurisdiction shall require the Company or an Eligible Individual seeking to exercise an Award under the ALEC Plan to take any action with respect to the Common Stock to be issued upon the exercise of an Award then the date upon which the Company shall issue or cause to be issued the certificate or certificates for the Common Stock shall be postponed until full compliance has been made with all such requirements of law or regulation; provided that, the Company shall use its reasonable efforts to take all necessary action to comply with such requirements of law or regulation. Moreover, in the event that the Company shall determine that, in compliance with any applicable statutes or regulations, it is necessary to register any of the Common Stock with respect to which an exercise of an Award has been made, or to qualify any such Common Stock for exemption from the requirements of any applicable statute or regulation, no Award may be exercised and no Common Stock shall be issued to the exercising Eligible Individual until the required action has been completed; provided that, the Company shall use its reasonable efforts to take all necessary action to comply with such requirements of law or regulation. Notwithstanding anything to the contrary contained herein, neither the Board nor the members of the Committee owes a fiduciary duty to any Eligible Individual in his or her capacity as such.

      (5) Additional Compensation. Nothing contained in the Plan shall prevent the Company or any Subsidiary or Affiliate from adopting other or additional compensation arrangements for its employees.

      (6) No Right of Employment. The Plan shall not constitute a contract of employment, and adoption of the Plan or grant of any Award shall not confer upon any employee any right to continued employment, nor shall it interfere in any way with the right of the Company or any Subsidiary or Affiliate to terminate the employment of any employee at any time.

      (7) Withholding. No later than the date as of which an amount first becomes includible in the gross income of the Eligible Individual for federal income tax purposes with respect to any Award under the Plan, the Eligible Individual shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to such amount. Unless otherwise determined by the Company, withholding obligations may be settled with Common

Stock, including Common Stock that is part of the Award that gives rise to the withholding requirement. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any payment otherwise due to the Eligible Individual. The Committee may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Common Stock.

      (8) Beneficiaries. The Committee shall establish such procedures as it deems appropriate for an Eligible Individual to designate a beneficiary to whom any amounts payable in the event of the Eligible Individual's death are to be paid or by whom any rights of the Eligible Individual, after the Eligible Individual's death, may be exercised.

      (9) Subsidiaries. In the case of a grant of an Award to any employee of a Subsidiary of the Company under the Pre-Merger Plan or the Merged Plan, the Company may, if the Committee so directs, issue or transfer the shares of Common Stock, if any, covered by the Award to the Subsidiary, for such lawful consideration as the Committee may specify, upon the condition or understanding that the Subsidiary will transfer the shares of Common Stock to the employee in accordance with the terms of the Award specified by the Committee pursuant to the provisions of the Plan. All shares of Common Stock underlying Awards that are forfeited or canceled shall revert to the Company.

      (10) Governing Law. All Awards made under the Pre-Merger Plan or the Merged Plan and actions taken thereunder shall be governed by and construed in accordance with the laws of the state of Delaware, without reference to principles of conflict of laws. All Awards made under the ALEC Plan and actions taken thereunder shall be governed by and construed in accordance with the laws of the state of New York, without reference to principles of conflict of laws.

      (11) Non-Transferability. Except as otherwise provided in Articles VI(5) or VII(3)(g) or by the Committee, Awards under the Plan are not transferable except by will or by the laws of descent and distribution.

      (12) Non-US Employees or Expatriates. In the event an Award is granted to an Eligible Individual who is employed or providing services outside the United States and who is not compensated from a payroll maintained in the United States, the Committee may, in its sole discretion, modify the provisions of the Plan as they pertain to such individual to comply with applicable foreign law.

ARTICLE XVI.   EFFECTIVE DATE OF PLAN

      The effective date of the Plan is the date the Pre-Merger Plan was adopted by the Board, subject to the approval of the Company's shareholders.


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